As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-160590

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL ROYALTY CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
10 Inverness Drive East, Suite 104
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Stock Option Plan Amended and Restated May 21, 2008
(Full title of the plan)
Dorsey & Whitney LLP
Republic Plaza, Suite 4700
370 Seventeenth Street
Denver, Colorado 80202
(303) 629-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sonny Allison
Perkins Coie LLP
1899 Wynkoop Street, Suite 700
Denver, Colorado 80202
(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

     This Post-Effective Amendment No. 1 to Registration Statement No. 333-160590 shall become effective automatically upon the date of filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.
EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     On July 15, 2009, International Royalty Corporation, a corporation incorporated in Canada (“IRC”), filed a registration statement on Form S-8 (Registration No. 333-160590) (the “Registration Statement”) with the Securities and Exchange Commission, which registered a total of 9,469,535 common shares of IRC (the “Common Stock”), reserved for issuance pursuant to the exercise of stock options under the Registrant’s Stock Option Plan Amended and Restated May 21, 2008.
     On December 18, 2009 IRC entered into an arrangement agreement with Royal Gold, Inc. (“Royal Gold”) pursuant to which Royal Gold agreed to acquire, directly or indirectly, by way of a court-approved plan of arrangement (the “Arrangement”), all of the issued and outstanding common shares of IRC.
     On February 16, 2010, IRC held a special meeting of shareholders and optionholders at which IRC’s shareholders and optionholders approved the Arrangement. On February 19, 2010 IRC obtained a Final Order from the Ontario Superior Court of Justice approving the Arrangement. The Arrangement became effective on February 22, 2010 (the “Effective Date”) upon the filing of the Articles of Arrangement with the Director under the Canada Business Corporations Act.
     Pursuant to the Arrangement, each common share of IRC was cancelled and converted into the right to receive either C$7.45 in cash or 0.1385 common shares of Royal Gold or a combination thereof, subject to a maximum of US$350 million in cash and a maximum of 7.75 million common shares of Royal Gold (other than any common shares for which dissenters’ rights have been properly exercised under Canadian law). IRC shareholders who are Canadian residents also have the option to elect 0.1385 exchangeable shares of a wholly-owned Canadian subsidiary of Royal Gold in lieu of electing Royal Gold common shares. Each exchangeable share can be redeemed for one common share of Royal Gold at the election of the shareholder.
     As a result of the Arrangement, the offering contemplated by the Registration Statement has terminated. Pursuant to the undertakings contained in Part II, Item 9 of the Registration Statement, IRC is removing from registration, by means of this post-effective amendment to the Registration Statement, any securities registered under the Registration Statement which remained unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 22, 2010.

INTERNATIONAL ROYALTY CORPORATION
By:	/s/ Douglas B. Silver
	Name:	Douglas B. Silver
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on February 22, 2010.

Signature	Title

/s/ Douglas B. Silver Douglas B. Silver	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Ray W. Jenner Ray W. Jenner	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Paul H. Zink Paul H. Zink	President and Director

* Gordon J. Bogden	Director

Rene G. Carrier	Director

Christopher C. Daly	Director

* Gordon J. Fretwell	Director

* Douglas J. Hurst	Director

* Robert W. Schafer	Director

Christopher L. Verbiski	Director

*By: /s/ Douglas B. Silver Douglas B. Silver Attorney-in-fact